Exhibit 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

                 eieiHome.com Inc. sells Canadian subsidiary


New York, NY - July 10, 2000 - eieiHome.com Inc. (the "Company") today announced that it has completed the sale of eieiHome.com Inc. (Ontario) to a group of investors led by the former founder of the subsidiary. As consideration for all of the shares of the Ontario subsidiary, the Company received the sum of $1,065,350 plus 2,250,000 common shares of eieiHome.com which are being returned to treasury. The shares returned to treasury represent almost a 12% reduction in the issued and outstanding common shares of the Company. The $1,065,350 consideration was satisfied through the return for cancellation of $346,500 of eieiHome.com convertible debentures and a secured, short term promissory note in the amount of $718,850. The promissory note may be satisfied in full through the payment on or before July 21, 2000 of $500,000 in cash and $153,500 in either additional convertible debentures returned for cancellation or cash. In addition, the purchasers have agreed to assume responsibility for the operations of the subsidiary and provide working capital from the effective date of June 26, 2000. The Company will submit the sale of the Canadian subsidiary to its stockholders for ratification at a special meeting to be held at the earliest opportunity. Simmonds Capital Limited (TSE:SMM), which owns approximately 33% of the issued and outstanding common shares of the Company, has indicated that it will vote its shares in favor of ratifying the transaction. At the same meeting, the Company will ask the shareholders to approve a name change for the company.

            The Canadian subsidiary operates an internet service, information and e-commerce web site, providing information and related products and services for homeowners, home buyers, and home service providers. The service was launched last year into the Toronto market. This was the major operating business of the Company.

Mr. Paul Hickey, Chairman of eieiHome.com, stated "Upon review of the Toronto business results, the Board of Directors and management of the Company decided not to continue to invest in the development of the eieiHome.com internet business opportunity. We could not see a clear path to profitability for the business. The business has been sold to a strategic group who are able to assume responsibility for the existing operations. The Board of Directors is currently evaluating new business opportunities for the Company. At the upcoming special meeting, we intend to present to the stockholders the details on these new acquisitions or investment opportunities."

eieiHome.com Inc. is a Delaware company whose shares are quoted on the OTC Bulletin Board under the symbol "EIEI".

                                  * * * * * * *

For further information contact:

            Paul Hickey, Chairman               David O'Kell, Secretary
            EieiHome.com Inc.             Simmonds Capital Limited
            212-956-5422                        (905) 837-9909


                                       32